SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                                 DOLLAR GENERAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

      N/A
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2)   Aggregate number of securities to which transaction applies:

      N/A
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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      N/A
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4)   Proposed maximum aggregate value of transaction:

      N/A
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5)   Total fee paid:

      N/A
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[_]  Fee paid previously with preliminary materials:

      N/A
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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

      N/A
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     2)   Form, Schedule or Registration Statement No.:

      N/A
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     3)   Filing Party:

      N/A
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     4)   Date Filed:

      N/A
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


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               [GRAPHIC - DOLLAR GENERAL CORPORATION LETTERHEAD]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                         TO BE HELD ON FEBRUARY 20, 2002

     The Annual Meeting of Shareholders (the "Annual Meeting") of Dollar General Corporation (the "Company") will be held at the Goodlettsville City Hall auditorium, 105 South Main Street, Goodlettsville, Tennessee, on February 20, 2002 at 10:00 a.m. local time, for the following purposes:

1. To elect ten directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.   To consider and act upon one shareholder proposal;

3. To ratify the appointment of Ernst & Young LLP as independent accountants for 2001; and

4. To transact such other business as properly may come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on January 11, 2002 are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.



                                         By order of the Board of Directors,



January 14, 2002                         Larry K. Wilcher
                                         General Counsel and Corporate Secretary




--------------------------------------------------------------------------------
Whether or not you expect to be physically present at the Annual Meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.
--------------------------------------------------------------------------------

                           DOLLAR GENERAL CORPORATION
                                100 Mission Ridge
                         Goodlettsville, Tennessee 37072
                            Telephone (615) 855-4000


                               Proxy Statement for
                         Annual Meeting of Shareholders


     The enclosed proxy is solicited by the Board of Directors of Dollar General Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Goodlettsville City Hall auditorium, 105 South Main Street, Goodlettsville, Tennessee on February 20, 2002 at 10:00 a.m. local time, and any adjournment thereof. This proxy material was first mailed to shareholders on or about January 22, 2002.

     The mailing address of the principal executive office of the Company is 100 Mission Ridge, Goodlettsville, Tennessee 37072-2170.

     All valid proxies that are timely received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified on the proxy. Any shareholder giving a proxy is entitled to revoke it by giving the Secretary of the Company written notice of such revocation at any time before it has been voted or by duly executing a proxy bearing a later date.

     Only holders of the Company's common stock, $0.50 par value per share (the "Common Stock"), of record at the close of business on January 11, 2002 (the "Record Date"), are entitled to vote at the Annual Meeting. On such date, the Company had 332,577,284 issued and outstanding shares of Common Stock, the holders of which are entitled to one vote for each share held. Attendance at the Annual Meeting will be limited to shareholders or their proxy holders and the Company's invited guests.

     Throughout this statement "2000" refers to the Company's fiscal year ended February 2, 2001, "1999" refers to the Company's fiscal year ended January 28, 2000, and "1998" refers to the Company's fiscal year ended January 29, 1999. All share amounts have been adjusted to reflect the effects of all common stock splits declared on or before the Record Date.

--------------------------------------------------------------------------------
                      PROPOSAL NO. 1: ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     Directors are elected each year to hold office until the next Annual Meeting and until their successors are duly elected and qualified. The current Board of Directors consists of ten members. At its February 26, 2001, meeting the Board of Directors nominated each of the current directors as nominees to stand for election at the Annual Meeting, which nominations were confirmed by the Board on December 14, 2001.

     In the election of directors, pursuant to Tennessee law, each share of Common Stock entitles its holder to cast one vote for each director nominee. Unless contrary instructions are received, the enclosed proxy will be voted in favor of electing the nominees listed below. Each nominee has consented to be a candidate and to serve if elected. While the Board of Directors has no reason to believe any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxies will be voted with discretionary authority for a substitute or substitutes, as shall be designated by the current Board of Directors.

     The nominees for the Board of Directors are as follows:

                                                                       Director
                             Name                 Age                   Since
--------------------------------------------------------------------------------
Dennis C. Bottorff                                 57                    1998
Barbara L. Bowles                                  54                    2000
James L. Clayton                                   67                    1988
Reginald D. Dickson                                55                    1993
E. Gordon Gee                                      57                    2000
John B. Holland                                    69                    1988
Barbara M. Knuckles                                53                    1995
Cal Turner                                         61                    1966
David M. Wilds                                     61                    1991
William S. Wire, II                                69                    1989

     Certain information concerning each of the nominees is set forth below:

     Mr. Bottorff currently serves as Chairman of Council Capital Management, Inc., which position he has held since January 2001. He previously served as Chairman of AmSouth Bancorporation, a bank holding company, and prior to that, as President and Chief Executive Officer of First American Corporation from 1991 to 1999. He was also First American's Chairman from 1995 to 1999. Mr. Bottorff is a director of Ingram Industries, a privately-held provider of wholesale distribution, inland marine transportation and insurance services. He also serves as a director of Memx, Inc., an optical systems component manufacturer.

     Ms. Bowles currently serves as President of The Kenwood Group, an equity investment advisory firm that she founded in 1989. She also founded The Kenwood Growth and Income Fund in 1996. She previously served as Vice President of Kraft, Inc. from 1984 to 1989. Ms. Bowles is a director of Black & Decker Corporation, Wisconsin Energy Corporation, Georgia Pacific Corp., and the Chicago Urban League. She is also a trustee of Fisk University.

     Mr. Clayton has served as Chairman of Clayton Homes, Inc. since 1956 and also served as its Chief Executive Officer from 1956 to 1999. Clayton Homes, Inc. manufactures, sells, finances and insures manufactured homes. Mr. Clayton is Chairman and Chief Executive Officer of FSB Bank Shares, Inc., a bank holding company, and is a Director and Regional Chairman of Branch Banking and Trust Co. Additionally, Mr. Clayton is a director of Chateau Communities, Inc., a manufactured housing property management real estate investment trust.

     Mr. Dickson has served as Chairman of Buford, Dickson, Harper & Sparrow, Inc., Investment Advisors, and President Emeritus of Inroads, Inc., a non-profit organization supporting minority education since 1996. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc. from 1983 to 1993.

     Dr. Gee has served as Chancellor of Vanderbilt University since 2000. He previously served as President of Brown University from 1998 until 2000. Prior to that, Dr. Gee served as President of The Ohio State University from 1990 until 1998. Dr. Gee is a director of The Limited, Inc., Intimate Brands, Inc., Allmerica Financial Corp., Hasbro, Inc., and Massey Energy, Inc.

    Mr. Holland served as President and Chief Operating Officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods, from 1985 until his retirement in February 1996, at which time he became a consultant to that corporation. In 1999, Mr. Holland returned to Fruit of the Loom as a director and Executive Vice President, Operations. Fruit of the Loom filed a petition for bankruptcy on December 29, 1999. Mr. Holland also serves as President of Dunree Capital, Inc.

     Ms. Knuckles has served as Director of Development and Corporate Relations for North Central College in Naperville, Illinois since 1992. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. She serves as a member of the board of directors of J. R. Short Milling Company, a privately-held specialty corn-milling company, and Harris Bank of Naperville, Illinois.

     Mr. Turner is the Chairman and Chief Executive Officer of the Company. He joined the Company in 1965 and has held the office of Chief Executive Officer since 1977. Mr. Turner became Chairman of the Board in 1989 and President in 1977.

     Mr. Wilds currently serves as Managing Partner of 1st Avenue Partners, L.P., a private equity partnership, which position he has held since 1998. From 1995 to 1998, Mr. Wilds was President of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of the Board of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals.

     Mr. Wire served from 1986 until his retirement in 1994 as Chairman of the Board of Genesco, Inc., a manufacturer, wholesaler and retailer of footwear and clothing. Mr. Wire served as Chief Executive Officer of Genesco, Inc. from 1986 to 1993. Mr. Wire is a director of Genesco, Inc. and American Endoscopy Services, Inc.

     COMMITTEES OF THE BOARD. The Company currently has a Executive Compensation and Corporate Governance Committee (the "CGC Committee") and an Audit Committee.

     The CGC Committee consists of Messrs. Bottorff, Gee, Wilds and Wire (Chairman). The CGC Committee reviews and recommends changes in the Company's corporate governance policies and practices, provides advice and assistance regarding corporate compliance matters, reviews the compensation policies of the Company and compensation programs in which officers may participate, develops general criteria concerning the qualifications and selection of Board members and officers, and recommends candidates for such positions to the Board of Directors. The CGC Committee will consider persons recommended by shareholders as potential nominees for directors if the names of such persons are submitted in writing to the chairman of the CGC Committee or the Secretary of the Company (as required by the bylaws). A full statement of qualifications and an indication of the person's willingness to serve must accompany the recommendations. The CGC Committee also administers the Company's stock option plans, excluding the 1993 Outside Directors' Plan and the 1995 Outside Directors' Stock Option Plan, which are administered by a Director Compensation Committee made up of the Company's Chief Executive Officer, President and Vice President/Chief Administrative Officer. At least once a year, the CGC Committee specifically reviews the standards of performance of the Chief Executive Officer for compensation purposes. (See "Report of the Executive

Compensation and Corporate Governance Committee of the Board of Directors on Executive Compensation.") The CGC Committee met four times during 2000.

     The Audit Committee is composed of Messrs. Clayton, Dickson and Holland (Chairman), and Ms. Bowles and Ms. Knuckles. The Board of Directors has adopted and approved a formal written charter for the Audit Committee (which is attached to this proxy statement as Appendix "A"). The functions of the Audit Committee include providing advice and assistance regarding accounting, auditing, and financial reporting practices of the Company. Annually, the Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to serve as auditors. The Audit Committee reviews with the auditors the scope and results of their annual audit, fees in connection with their audit and non-audit services, and the independence of the Company's auditors. (See "Report of the Audit Committee"). The Audit Committee met four times during 2000.

     The Board of Directors has taken action such that, following the conclusion of the Annual Meeting, a new Compensation Committee will be established and the name of the existing Corporate Governance and Compensation Committee will be changed to the "Nominating and Corporate Governance Committee." The new Compensation Committee will be responsible for reviewing and monitoring the Company's compensation and human resources policies, programs and plans. The Nominating and Corporate Governance Committee will be responsible solely for corporate governance and related matters (including recommending to the full Board officer and director candidates). The Board of Directors has not yet determined which directors will be appointed to these two committees.

     During 2000, the Board of Directors held five meetings. All directors attended more than 75% of the aggregate number of meetings of the Board and committees on which they serve.

     COMPENSATION OF DIRECTORS. Directors receive a $5,000 quarterly retainer plus $1,250 for attending each regular meeting of the Board of Directors or any committee thereof. Committee chairpersons receive an additional $250 for each committee meeting attended. Compensation for telephonic meetings is one-half the above rates. Directors who are officers of the Company do not receive any separate compensation for attending Board or committee meetings. In addition, the directors who are not employees of the Company are entitled to receive nonqualified options for the purchase of Common Stock pursuant to the Company's 1998 Stock Incentive Plan.

     DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. A non-employee director may defer all or a part of any fees normally paid by the Company to the director pursuant to a voluntary nonqualified compensation deferral plan. The compensation eligible for deferral includes the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for his or her service to the Board or one of its committees. The compensation deferred is credited to a liability account, which is then invested at the option of the director, in either an account which mirrors the performance of a fund selected by the CGC Committee, or in a phantom stock account which mirrors the performance of the Common Stock. In accordance with a director's election made at the time of the deferral, the deferred compensation will be paid in a lump sum or in annual installments, or a combination of both upon a director's resignation or termination from the Board. All deferred compensation will be immediately due and payable upon a "change in control" (as defined in the deferred compensation plan) of the Company.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 2000, the CGC Committee was comprised of Messrs. Bottorff, Gee, Wilds and Wire. None of these persons has at any time been an officer or employee of the Company or any subsidiary of the Company during 2000. No executive officer of the Company served as a member of a compensation committee or as a director of any entity of which any of the Company's directors served as an executive officer.

--------------------------------------------------------------------------------
                                  VOTE REQUIRED

   The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                       EACH OF THE NOMINEES LISTED ABOVE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                 PROPOSAL NO. 2: SHAREHOLDER PROPOSAL REGARDING

                    EQUAL EMPLOYMENT OPPORTUNITY INFORMATION
--------------------------------------------------------------------------------

     A shareholder, Calvert Asset Management Company, Inc., has notified the Company of its intention to propose the following resolution at the Annual Meeting. Proxy regulations require the Company to present the proposed resolution and supporting statement. Following the shareholder's proposed resolution and supporting statement is the response of the Company's Board of Directors. The shareholder recommends you vote for this proposal; however, the Company's Board of Directors unanimously recommends you vote AGAINST this proposal. The text of the proposed resolution from Calvert Asset Management Company, Inc., is as follows:

     "Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 states that a positive diversity record also has a positive impact on the bottom line. This study is important for shareholders because it explains that many corporations in the United States select for advancement from less than 50% of the total talent available in our workforce.

     1. Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.

     2. Women who were awarded more than half of all MBA degrees represent less than 5 percent of senior-level management positions.

     These statistics show the limits placed on selecting the most talented people for top management positions. Neglecting the importance of diversity impacts the bottom line because of the real costs of discrimination cases, the potential loss of government contracts and the financial ramifications of a damaged corporate image:

     1.   In 1996, Texaco settled the largest racial  discrimination  lawsuit in
          U. S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

     2. In 1996, the Wall Street Journal reported that Shoney's earnings for fiscal year 1992 posted a loss of $16.6 million as a result of settling a racial discrimination suit for $134.5 million.

     3. In 1997, Denny's reported it was still trying to win back its minority customers, lost after a 1992 discrimination complaint.

     4. In 1998, Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment.

     More than 150 major employers publicly report their work force diversity to their shareholders. Examples include Disney/ABC, USAir, Intel, Monsanto, and Texaco. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

               RESOLVED: The shareholders request that our company prepare, at reasonable cost, a report to shareholders, which may omit confidential information to be made available to shareholders four months from the date of the annual meeting, which includes:

               1. The consolidated EEO-1 report in standard federal government categories according to gender and race in each of the nine major EEOC-defined categories for the previous three years;

               2.   A  description   of  any  policies  and  programs   oriented
                    specifically toward increasing the number of managers who are qualified females and/or ethnic minorities;

               3.   A  description  of the  company's  efforts to  increase  its
                    business   with   female   and   minority    suppliers   and
                    service-providers;

               4. A general description of how the company publicizes its diversity policies and programs to employees, merchandise suppliers and service providers.

BOARD OF DIRECTORS' RESPONSE:

THE BOARD HAS CONSIDERED THIS PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" IT FOR THE FOLLOWING REASONS:

     The Company believes in the dignity of work and the dignity of every person. The Company firmly supports diversity in the workplace as evidenced by its policies and programs. For example, the Company focuses its recruiting and retention efforts on all people without regard to race, gender or other such characteristics. The Company's representation of women and minorities on the Board of Directors and at senior management levels reflects this policy.

     The Company has already considered the principles set forth by the Glass Ceiling Commission, and the standing committees of the Board of Directors review various Company policies and programs that support workplace diversity. The Board of Directors also considers workforce issues relating to the effective recruitment of, and opportunities for, women and minorities.

     In policy statements distributed to all employees, the Company makes clear that all employees have the right to work in an environment free from all forms of discrimination and conduct which can be considered harassing, coercive or disruptive. The Company values and respects the rights of each employee and will not tolerate discrimination or harassment based on race, color, religion, sex, national origin, age, disability, citizenship status or any other characteristic protected by law.

     In addition to publishing the Company's "zero tolerance" anti-discrimination and harassment policy and distributing it to employees regularly, the Company regularly publishes notices to employees of the Company's mechanisms for reporting any form of discrimination or harassment, which includes a toll-free hotline linked directly to corporate headquarters.

     Since the Company's commitment to equal opportunity employment is part of its ordinary business operations, the time and expense involved in the process of gathering data and producing reports as requested by the proponents would do nothing to further the Company's equal employment efforts, and therefore would not be a prudent use of the Company's resources.

--------------------------------------------------------------------------------
                                  VOTE REQUIRED
--------------------------------------------------------------------------------
 To approve the shareholder proposal above, the votes cast for the shareholder proposal must exceed the votes cast against it.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            "AGAINST" THIS PROPOSAL.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                 PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     The accounting firm of Ernst & Young LLP ("Ernst & Young") has been selected as the independent public accountants for the Company for the fiscal year ending February 1, 2002. Although the selection of accountants does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young be submitted to the shareholders for ratification due to the significance of their appointment by the Company. If the shareholders do not ratify the appointment of Ernst & Young, the Board of Directors will reconsider the appointment of independent accountants. A representative of Ernst & Young will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

--------------------------------------------------------------------------------
                                  VOTE REQUIRED

   The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the ratification of the appointment of independent accountants.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
         The Company's executive officers as of December 14, 2001, are:


                                                                                  Executive
                                                                                   Officer
 Name                        Age     Position                                       Since
 ----------------------------------------------------------------------------------------------
 Cal Turner                   61     Chairman and                                    1966
                                     Chief Executive Officer
 Donald S. Shaffer            58     President and                                   2001
                                     Chief Operating Officer
 Bruce Ash                    52     Vice President,                                 1999
                                     Information & Administrative Services
 Melissa Buffington           43     Vice President and                              1999
                                     Chief Administrative Officer
 Jim Hagan                    42     Executive Vice President and                    2001
                                     Chief Financial Officer
 Tom Hartshorn                50     Executive Vice President,                       1992
                                     Merchandising
 Bob Layne                    35     Vice President                                  2001
                                     Merchandising Support
 Stonie O'Briant              46     Executive Vice President,                       1995
                                     Operations
 Robert A. Lewis              40     Vice President, Controller                      2001
 Jeff Sims                    50     Vice President,                                 1999
                                     Distribution
 Bob Warner                   51     Vice President,                                 1998
                                     General Merchandising Manager

     All executive officers of the Company serve at the pleasure of the Board of Directors. Messrs. Turner, Hartshorn and O'Briant have been employed by the Company as executive officers for more than the past five years.

     The following is a brief summary of the business experience of the executive officers:

     Mr. Turner joined the Company in 1965 and was elected President and Chief Executive Officer in 1977. Mr. Turner has served as Chairman of the Board and Chief Executive Officer since January 1989.

     Mr. Shaffer joined the Company as President and Chief Operating Officer in May 2001. From 2000 to 2001, Mr. Shaffer served as President and Chief Executive Officer of Heilig-Meyers Company, a retailer of home furnishings and bedding, and as its President and Chief Operating Officer from 1999 to 2000. Heilig-Meyers Company filed a petition for bankruptcy on August 16, 2000. From 1997 to 1998, Mr. Shaffer served as Chairman and Chief Executive Officer of Western Auto Supply Company, a wholesaler of automotive parts and a subsidiary of Sears, Roebuck and Co. From 1994 to 1996, Mr. Shaffer served as President and Chief Executive Officer of Sears Canada Inc., a retailer of general merchandise and a majority-owned subsidiary of Sears, Roebuck and Co.

     Mr. Ash joined the Company as Vice President, Information Services in September 1999. Before joining the Company, Mr. Ash served as Senior Vice President of Systems at Talbot's, a retailing company, for 10 years.

     Ms. Buffington was named Vice President and Chief Administrative Officer in February 2001. She joined the Company as Vice President, Human Resources in November 1999. Before joining the Company, Ms. Buffington served as Executive Vice President, Human Resources of First American Corporation, a bank holding company. Ms. Buffington joined First American in 1992 as Vice President, Strategic Planning.

     Mr. Hagan joined the Company as Executive Vice President and Chief Financial Officer in March 2001. From June 2000 through March 2001, Mr. Hagan served as Chief Financial Officer of Central Parking Corporation, a provider of parking and transportation management services. From April 1999 through June 2000, Mr. Hagan served as Executive Vice President and Chief Financial Officer of Saturn Retail Enterprises, an owner/operator of Saturn automobile dealerships and a wholly owned indirect subsidiary of General Motors Corporation. He served as Executive Vice President and Chief Financial Officer of Bruno's Inc., a supermarket operator, from May 1996 through April 1999, which company filed a petition for bankruptcy in January of 1998. Mr. Hagan also previously served as Executive Vice President and Chief Financial Officer of Revco D.S., Inc.

     Mr. Hartshorn was named Executive Vice President, Merchandising in February 2001. Since February 2000, he served as Senior Vice President, Logistics and Merchandising Operations. He joined the Company as Vice President, Operations in 1992 and was named Vice President, Merchandising Operations in 1993. Before joining the Company, he was director of store operations for McCrory/TG&Y, a retailing company, where he held various management positions in operations since 1968.

     Mr. Layne was named Vice President, Merchandising Support in February 2001. He joined the Company in 1985 and served various positions including staff attorney, senior director of administration and most recently, Corporate Secretary.

     Mr. O'Briant was named Executive Vice President, Operations in February 2001. Since February 2000, he served as Executive Vice President, Merchandising. Mr. O'Briant joined the Company in 1991 as Hardlines Merchandise Manager, was named General Merchandise Manager in 1992, Vice President, Merchandising in 1995, and Senior Vice President, Merchandising in 1998. Before joining Dollar General, Mr. O'Briant had 17 years of service with Fred's, Inc., a discount retailer, where he served in a number of executive management positions including Vice President, Hardlines, Vice President, Softlines and Vice President, Household Products.

     Mr. Lewis joined the Company as Vice President, Controller in October, 2001. From May 1999 through September 2001, Mr. Lewis served as Group Vice President, overseeing operational, planning and administrative functions for Lux Corp., an apparel retailer doing business as "Mr. Rags" and a wholly owned subsidiary of Claire's Stores, Inc. Mr. Lewis served as Vice President of Finance from 1996 until May 1999, and as Controller from November 1988 until May 1999, for Claire's Stores, Inc., a retailer of popular-priced fashion accessories and apparel.

     Mr. Sims was named Vice President, Distribution in March 1999. Before joining the Company, Mr. Sims served with Hills Department Stores, a mass merchandising company, in various management positions including Senior Vice President, Logistics from 1997 to 1999. From 1995 to 1996, Mr. Sims served as Vice President, Logistics for Thorn Services International, a rent-to-own services company. From 1992 to 1994, Mr. Sims served as Vice President,
Logistics for Lesco, Inc., a manufacturer and distributor of industrial products.

     Mr. Warner was named Vice President, General Merchandising Manager in November 1998. Mr. Warner joined the Company in 1989 as a hardware buyer. Mr. Warner has held various management positions with the Company including Hardlines Divisional Merchandise Manager, Director of Products and Processes and General Merchandise Manager.

--------------------------------------------------------------------------------
                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
--------------------------------------------------------------------------------

     The following table sets forth certain information concerning persons who, as of December 14, 2001, were known by management to be beneficial owners of more than five percent of the Company's common stock. Unless otherwise indicated, each person for whom information is provided had sole voting and investment power over the shares of common stock listed opposite his or her name. Computations are based on 332,577,284 shares of Common Stock outstanding as of December 14, 2001.


                                                           Amount and Nature   Percent of
Name and Address of                                          of Beneficial       Shares
Beneficial Owner                                              Ownership        Outstanding
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
Cal Turner, Jr.                                              48,148,818(1)        14.9%
  100 Mission Ridge
  Goodlettsville, TN 37072-2170
James Stephen Turner                                         41,087,516(2)        12.7%
  138 Second Avenue
  Nashville, TN 37201
Turner Children Trust(3) dated January 21, 1980, Cal         31,625,784           9.51%
  Turner, Jr. and James Stephen Turner, Co-Trustees
  100 Mission Ridge
  Goodlettsville, TN 37072-2170
Capital Research and Management Company                      31,133,000(4)        9.36%
  333 South Hope Street
  Los Angeles, CA  90071
Wellington Management Company, LLP                           24,626,675(5)        7.40%
  75 State Street
  Boston, MA 02109


(1) Includes 41,449,796 shares held by various trusts and foundations (the largest of which is the "Turner Children Trust" shown in this table) for which Cal Turner, Jr. is a trustee; 727,587 shares held by Cal Turner, Jr.'s wife; 21,403 shares held in Company retirement and deferred compensation plans (IRA & 401(k)); direct ownership of 5,714,094 shares;
     and 235,938 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days. Cal Turner, Jr. has sole voting and investment power with respect to 5,971,435 shares of Common Stock and shared voting and investment power with respect to 41,449,796 shares of Common Stock. Cal Turner, Jr. disclaims ownership of the shares held by the various trusts and foundations, except to the extent of his pecuniary interests.

(2) Includes 38,694,207 shares held by various trusts and foundations (the largest of which is the "Turner Children Trust" shown in this table) for which James Stephen Turner is a trustee; and 56,445 shares held by James Stephen Turner's wife. James Stephen Turner has sole voting and investment power with respect to 2,336,864 shares of Common Stock and shared voting and investment power with respect to 38,694,207 shares of Common Stock. James Stephen Turner disclaims ownership of the shares held by the various trusts and foundations, except to the extent of his pecuniary interests.

(3) The co-trustees of the "Turner Children Trust" are Cal Turner, Jr. and James Stephen Turner.

(4) According to a Form 13-F (effective September 30, 2001) filed by Capital Research and Management Company on November 14, 2001, it has shared investment power with respect to 31,133,000 shares of Common Stock, but does not have sole or shared voting power over any of the shares of Common Stock. The Company is unable to ascertain more recent information about this entity's holdings.

(5) According to a Form 13-F (effective September 30, 2001) filed by Wellington Management Company, LLP on November 14, 2001, it has sole investment power with respect to 20,813,241 shares of common stock, shared investment power with respect to 3,813,434 shares of Common Stock, sole voting power with respect to 10,777,173 shares of Common Stock, shared voting power with respect to 3,013,309 shares of Common Stock and no voting power with regard to 10,836,193 shares of Common Stock. The Company is unable to ascertain more recent information about this entity's holdings.

--------------------------------------------------------------------------------
                  SECURITY OWNERSHIP BY OFFICERS AND DIRECTORS
--------------------------------------------------------------------------------

     The following table sets forth certain information as of December 14, 2001, concerning all directors and nominees, the executive officers named in the Summary Compensation Table and all executive officers and directors as a group. Unless otherwise indicated, the persons for whom information is provided had sole voting and investment power over the shares of Common Stock beneficially owned. Computations are based on 332,577,284 shares of Common Stock outstanding as of December 14, 2001.

      Nominee/Executive            Shares Beneficially          Percent of
          Officers                        Owned                   Shares
                                                              Outstanding(1)
--------------------------------------------------------------------------------
Dennis C. Bottorff                        15,621   (2)               *
Barbara L. Bowles                          4,150   (3)               *
James L. Clayton                         478,623   (4)               *
Reginald D. Dickson                       59,512   (5)               *
E. Gordon Gee                              6,308   (6)               *
John B. Holland                          503,304   (7)               *
Barbara M. Knuckles                       20,664   (8)               *
David M. Wilds                           269,665   (9)               *
William S. Wire, II                       49,457   (10)              *
Cal Turner, Jr.                       48,148,818   (11)            14.9%
Brian Burr                                25,500   (15)              *
Bob Carpenter                          1,627,142   (12, 15)          *
Tom Hartshorn                            630,936   (13)              *
Stonie O'Briant                          328,614   (14)              *
Earl Weissert                             31,313   (15)              *
All directors and executive           51,101,338   (16, 17)        15.8%
officers as a group (20
persons)


(1)  *Denotes less than 1% of class.
(2) Includes 13,669 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(3) Includes 3,150 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(4) Includes 67,738 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(5) Includes 39,726 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(6) Includes 6,308 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(7) Includes 33,476 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(8) Includes 13,938 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(9) Includes 67,738 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(10) Includes 33,476 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(11) Includes 235,938 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days, and also includes shares beneficially owned as set forth under "Security Ownership of Certain Beneficial Owners."
(12) Includes 656,628 shares issuable upon the exercise of outstanding options or options exercisable within 60 days, and 494,449 shares for which Mr. Carpenter has shared voting and investment rights as a Co-Trustee of the Calister Turner, III 1994 Generation Skipping Trust.
(13) Includes 445,427 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(14) Includes 238,041 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(15) Denotes that executive officer has left the Company.
(16) Includes 1,680,723 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(17) Includes only those individuals who were directors or executive officers as of December 14, 2001.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table provides information as to annual, long-term or other compensation paid or accrued during 2000, 1999 and 1998, for the CEO and the persons who, at the end of 2000, were the other four most highly-compensated executive officers of the Company (collectively, the "Named Executive Officers") or those who are otherwise required to be included in this table.

                           SUMMARY COMPENSATION TABLE
================================================================================

                                                                                          Long-term
                                                Annual Compensation                  Compensation Awards
                                      ----------------------------------------- ------------------------------
                                                                                                 Securities
                                                                Other Annual      Restricted     Underlying
Name and Principal                                              Compensation        Stock         Options         All Other
Position                       Year    Salary ($)  Bonus ($)       ($)(1)         Awards ($)       (#)(2)      Compensation(3)
=========================      ====    ==========  =========    ============      ==========     ===========   ===============
Cal Turner, Jr., Chairman      2000      775,029    356,500        22,080             0             205,168        166,084
and Chief Executive            1999      766,667    485,750        12,866             0             205,995        156,782
Officer                        1998      704,167    528,000         8,153             0             209,608        151,410
--------------------------     ----      -------    -------        ------           -----           -------        -------
Brian Burr, Executive          2000      333,346    149,500        56,444             0              66,061         26,843
Vice President and Chief       1999      320,833     88,500        16,704             0              88,375         19,951
Financial Officer(4)           1998      137,500          0             0             0             180,541              0
--------------------------     ----      -------    -------        ------           -----           -------        -------
Bob Carpenter, President       2000      337,512    126,500        19,049             0             164,555         51,551
and Chief Operating            1999      270,833    147,500        13,664             0              74,159         39,219
Officer(5)                     1998      230,833    138,000         8,738             0              67,430         32,150
--------------------------     ----      -------    -------        ------           -----           -------        -------
Tom Hartshorn, Executive       2000      201,674     85,100         3,584             0              96,340         21,785
Vice President,                1999      181,249    100,300         4,081             0              48,750          7,731
Merchandising                  1998      167,083    110,400         3,502             0              48,961          4,177
--------------------------     ----      -------    -------        ------           -----           -------        -------
Stonie O'Briant,               2000      245,842    103,500         5,758             0              66,061         21,139
Executive Vice President,      1999      219,167    112,100         4,059             0              74,159         19,995
Operations                     1998      186,667    117,300         2,525             0             135,975         18,404
--------------------------     ----      -------    -------        ------           -----           -------        -------
Earl Weissert Executive        2000      297,510    170,000        23,463             0              66,061         32,270
Vice President,                1999      201,875          0        93,467             0             121,229              0
Operations(6)                  1998            0          0             0             0                   0              0
==================================================================================================================================

----------
(1) The amounts reported in this column include gross-ups for tax reimbursements and $42,831 reimbursed to Mr. Burr for relocation expenses in 2000.
(2) Includes options granted under the Stock Plus program, which awards grants to key employees who maintain a specified level of stock ownership, as well as options granted under the Stock Incentive Program which are tied to employee and company performance. All share amounts have been adjusted to reflect all common stock splits as of the date of this report.
(3) Includes contributions to retirement and deferred compensation plans in 2000, 1999 and 1998.
(4)  Mr. Burr left the Company in February 2001.
(5)  Mr. Carpenter retired effective as of October 1, 2001.
(6)  Mr. Weissert left the Company in January 2001.

--------------------------------------------------------------------------------
                       OPTIONS GRANTED IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

     The following table provides information as to options granted to the Named Executive Officers during 2000. The Company granted no Stock Appreciation Rights in 2000, and no Named Executive Officer holds any Stock Appreciation Rights.

================================================================================

                                                                                          Potential Realizable Value at
                                                                                       Assumed Annual Rates of Stock Price
                                                                                                 Appreciation for
                                             Individual Grants                                     Option Term
                     -------------------------------------------------------------------------------------------------------

                          Number of     % of Total
                         Securities       Options         Exercise
                         Underlying      Granted to        or Base
                          Options       Employees In        Price           Expiration
     Name              Granted (#)(1)     2000 (%)        ($/Share)            Date           5% ($)            10% ($)
---------------        ---------------  -------------     ---------         ----------      ---------         ---------

Cal Turner, Jr.            109,425          3.54           $ 21.25            4/4/2010      1,462,357         3,705,899
                            54,712                         $ 21.25            4/4/2010        731,172         1,852,933
                            41,031                         $ 17.31            6/5/2010        446,670         1,131,950
---------------            -------          ----           -------           ---------      ---------         ---------
Brian Burr                  33,593          1.14           $ 21.25            4/4/2010        448,937         1,137,695
                            16,793                         $ 21.25            4/4/2010        224,422           568,729
                            15,675                         $ 17.31            6/5/2010        170,641           432,437
---------------            -------          ----           -------           ---------      ---------         ---------
Bob Carpenter               25,713          2.84           $ 14.65           2/21/2010        236,902           600,356
                            12,861                         $ 14.65           2/21/2010        118,492           300,283
                            19,040                         $ 14.65           2/21/2010        175,421           444,552
                             9,523                         $ 14.65           2/21/2010         87,738           222,346
                            74,125                         $ 21.25            4/4/2010        990,607         2,510,393
                            23,293                         $ 17.31            6/5/2010        253,571           642,600
---------------            -------          ----           -------           ---------      ---------         ---------
Tom Hartshorn                9,852          1.66           $ 14.65           2/21/2010         90,769           230,028
                             4,921                         $ 14.65           2/21/2010         45,339           114,897
                            13,553                         $ 14.65           2/21/2010        124,868           316,440
                             6,772                         $ 14.65           2/21/2010         62,393           158,115
                            33,593                         $ 21.25            4/4/2010        448,937         1,137,695
                            16,793                         $ 21.25            4/4/2010        224,422           568,729
                            10,856                         $ 17.31            6/5/2010        118,180           299,492
---------------            -------          ----           -------           ---------      ---------         ---------
Stonie O'Briant             33,593          1.14           $ 21.25            4/4/2010        448,937         1,137,695
                            16,793                         $ 21.25            4/4/2010        224,422           568,729
                            15,675                         $ 17.31            6/5/2010        170,641           432,437
---------------            -------          ----           -------           ---------      ---------         ---------
Earl Weissert               33,593          1.14           $ 21.25            4/4/2010        448,937         1,137,695
                            16,793                         $ 21.25            4/4/2010        224,422           568,729
                            15,675                         $ 17.31            6/5/2010        170,641           432,437

================================================================================
----------
(1) Options granted under the Stock Incentive Program will vest nine and one-half years from the date of grant. These options may vest on an accelerated basis upon the attainment of individual and Company performance goals. Each Named Executive Officer met Company stock ownership requirements to receive additional grants under the Stock Plus Program. Option grants for each Named Executive Officer are listed in the following order: (1) Stock Incentive Program grants which for purposes of accelerated vesting are tied to earnings goal one, (2) Stock Incentive Program grants which for purposes of accelerated vesting are tied to earnings goal two and
     (3) Stock Plus Program grants. All share amounts and prices have been adjusted to reflect all common stock splits as of the date of this report.

--------------------------------------------------------------------------------
               AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                               AND YEAR-END VALUES
--------------------------------------------------------------------------------

     The following table provides information as to options exercised or held by the Named Executive Officers during 2000.

================================================================================

                                                                                                Value of Unexercised
                                                      Number of Securities Underlying               In-the-Money
                                                       Unexercised Options at Fiscal         Options at Fiscal Year-End
                                                                 Year End                               ($)
Name                       Shares         Value
                        Acquired on     Realized
                        Exercise (#)     ($)(1)        Exercisable    Unexercisable       Exercisable        Unexercisable
---------------         ------------    --------       -----------    -------------       -----------        --------------
Cal Turner, Jr.           357,621      2,443,516           41,200          864,542                   0            4,739,865
---------------           -------      ---------          -------          ------            ---------            ---------
Brian Burr                      0              0          142,160          192,813             244,839              138,135
---------------           -------      ---------          -------          ------            ---------            ---------
Bob Carpenter                   0              0          398,000          377,354           4,549,116            1,803,830
---------------           -------      ---------          -------          ------            ---------            ---------
Tom Hartshorn              50,000        870,975          388,814          246,879           4,710,304            1,232,515
---------------           -------      ---------          -------          ------            ---------            ---------
Stonie O'Briant           142,712      2,100,002          172,916          255,250             814,101            1,015,369
---------------           -------      ---------          -------          ------            ---------            ---------
Earl Weissert                   0              0           18,750                0                   0                    0

================================================================================

--------------------------------------------------------------------------------
                            EMPLOYEE RETIREMENT PLAN
--------------------------------------------------------------------------------

     The Dollar General Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan") became effective on January 1, 1998. Balances in two earlier plans were transferred into the 401(k) Plan.

     The Company makes a discretionary annual contribution, which has generally been equal to 2% of each eligible employee's compensation. Seventy-five percent of this contribution will be made in cash, while the remaining twenty-five percent will be contributed in the Company's Common Stock. Eligible employees are not required to make any additional contributions in order to receive this contribution from the Company. However, participants may elect to contribute between 1% and 15% of their annual salary, up to a maximum annual contribution of $10,500. The Company will match fifty percent of employee contributions, up to 6% of annual salary.

     The 401(k) Plan covers substantially all employees, including the Named Executive Officers, subject to certain eligibility requirements. The 401(k) Plan is subject to the Employee Retirement and Income Security Act ("ERISA").

     A participant's right to claim a distribution of his or her account balance is dependent on ERISA guidelines, Internal Revenue Service regulations and the vesting schedule below:

----------
(1) Market value of underlying securities at exercise, minus the exercise price.

Employee Contributions                            Immediately Vested
Dollar General Discretionary Contribution (2%)    Immediately Vested
Employer Matching Contribution                    At the end of the 1st - 3rd Years       0% Vested
                                                  At the end of the 4th Year             40% Vested
                                                  At the end of the 5th Year            100% Vested

     As of February 2, 2001, Messrs. Turner, Carpenter, Burr, O'Briant, Hartshorn and Weissert had 35, 19, 2, 9, 9 and 1 years of credited service, respectively. The estimated present value of benefits under the plan as of January 1, 2001, was $723,768 for Cal Turner, Jr.; $343,971 for Bob Carpenter; $200,117 for Brian Burr; $125,709 for Stonie O'Briant; $122,817 for Tom Hartshorn; and $12,592 for Earl Weissert. Upon retirement, each participant has the option of taking a lump sum or an average annual payment over a 10-year period.

--------------------------------------------------------------------------------
                            OTHER EXECUTIVE BENEFITS
--------------------------------------------------------------------------------

     The Company offers the Supplemental Executive Retirement Plan (the "SERP") and Compensation Deferral Plan (the "CDP") to certain key employees who are determined to be eligible by the CGC Committee. Pursuant to the CDP, participants make annual elections to defer up to 100% of base pay, reduced by any deferrals to the qualified plan, and up to 100% of bonus. All participants are 100% vested for all compensation deferrals. Pursuant to the SERP, the Company makes an annual contribution to all participants who are actively employed on December 31. The contribution percentage is based on age plus service where:

       Age plus Service                     Percent of Base plus Bonus
       ----------------                     --------------------------
                                  Non-Officer           Officers
                                  -----------           --------
             <40                      2.0%                 3.0%
            40-59                     3.0%                 4.5%
            60-79                     5.0%                 7.5%
          80 or more                  8.0%                12.0%

     Participants have actual investment funds to choose from which mirror the investment options available in the 401(k) Plan. The SERP is non-qualified and is, therefore, not subject to certain requirements under ERISA. The estimated present value of benefits under the SERP and CDP as of January 1, 2001, was $4,528,108 for Cal Turner, Jr.; $668,307 for Bob Carpenter; $165,393 for Brian Burr; $332,748 for Stonie O'Briant; $117,815 for Tom Hartshorn; and $44,224 for Earl Weissert.

--------------------------------------------------------------------------------
          TRANSACTIONS WITH MANAGEMENT AND OTHERS; ADVANCE FOR EXPENSES
--------------------------------------------------------------------------------

     John B. Holland, a director of the Company, was a director and executive officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods during 2000. In 2000, the Company purchased approximately $53.5 million in goods from Fruit of the Loom, Inc.

     The Board of Directors has authorized the Company, pursuant to the Company's By-laws and Section 48-18-504 and Section 48-18-507 of the Tennessee Business Corporation Act, to advance to the Chairman and Chief Executive Officer and to certain officers, employees and agents of the Company reasonable expenses, including legal fees, for representation in connection with legal proceedings and investigations arising out of the Company's April 30, 2001, announcement of its intention to restate certain previously released financial information. Such advances have been made pursuant to a written undertaking by each such person to repay in full the amounts advanced if it is ultimately determined that such person is not entitled to indemnification by the Company in connection with such legal proceedings and investigations. No interest is being charged on these advances. Because the legal proceedings are at an early stage, the Company cannot reasonably estimate the total amount of expenses that may ultimately be advanced, either to any individual officer, employee or agent or in the aggregate.

--------------------------------------------------------------------------------
REPORT OF THE EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The Executive Compensation and Corporate Governance Committee prepared the following executive compensation report.

     What is the Company's compensation philosophy?

     The Company has adopted the concept of pay-for-performance, linking management compensation, Company performance and shareholder return. This strategy reflects the Company's desire to reward results that are consistent with the key goals of the Company and its shareholders. The CGC Committee and the Company believe that combining the variable, direct and indirect pay components of the Company's compensation program enables the Company to attract, retain and motivate result-oriented employees to achieve higher levels of performance.

     What is the Company's variable compensation philosophy?

     At nearly all levels of the Company, a significant portion of pay is variable, being contingent upon Company (or store unit) performance. The performance-based component, whether annual or long-term incentive, is significant enough to serve as a strong incentive for excellent performance. Additionally, performance-based compensation, through the grants of stock options to employees, serves to increase employee ownership of the Company.

     What is the Company's direct compensation philosophy?

     Though performance-based compensation is emphasized, base pay is competitive. The Company believes base pay should relate to the skills required to perform a job and to the value of each job performed relative to the industry, the market and the job's strategic importance to the Company. This method of valuation allows the Company to respond to changes in its employment needs and changes in the labor market. Increases in base pay require a satisfactory or better level of performance as approved by the CGC Committee.

     What is the Company's indirect compensation philosophy?

     The Company's indirect compensation programs are intended to protect employees from extreme financial hardship in the event of a catastrophic illness or injury and to provide limited income security for retirement years. The Company believes that its health, life and disability benefit programs should provide competitive levels of protection without jeopardizing the Company's position as a low-cost retailer. The Company manages health-care costs aggressively and enlists employee assistance in cost management. Employees have various opportunities to share in health-care cost reductions and are encouraged to adopt healthy lifestyles.

         The Company believes its retirement plans should provide limited income security at retirement for the typical employee. Employees are also invited to share in ownership of the Company through participation in the Dollar General Direct Stock Purchase Plan and the Dollar General Corporation 401(k) Savings and Retirement Plan.

     How are the Company's officers compensated?

     Under the supervision of the CGC Committee, the Company has developed compensation policies and programs designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals. The Company is committed to creating an incentive for its employees that encourages a team approach to accomplish corporate objectives and to create value for shareholders.

     The executive officers' compensation for 2000 reflected the Company's increasing emphasis on tying pay to both short-term and long-term incentives. The short-term incentive is an annual cash bonus that is based on company performance and linked to a percentage of the executive officer's salary. The long-term incentives are performance-accelerated stock options. Incentive pay awarded to the Chief Executive Officer and the other Named Executive Officers is determined by Company performance goals that are established annually. The CGC Committee's approach to base compensation is to offer competitive (although slightly lower than median) salaries to the Chief Executive Officer and the other Named Executive Officers in comparison with market practices. Base salaries have become a relatively smaller component of the total executive officer compensation package as compared with the Company's pay-for-performance component. The 2000 average base salaries for the Named Executive Officers (not including the Chief Executive Officer) increased 13% over 1999 base salaries. (Note: This included increases in salary due to promotions of three of the incumbents during the year.)

     How does the Company determine the CEO's and the other Named Executive Officers' salary increases?

     The increase in base salaries in 2000 was determined based upon:

     o a review of peer group comparison data (using the peer group compensation survey published by Hewitt, formerly known as the MCS survey);* and

     o the subjective analysis of the CGC Committee, after evaluating the recommendations, peer group data, the Company's overall performance, and the respective individual performance criteria of the Chief Executive Officer and the other Named Executive Officers.

----------

* The peer group compensation survey is published annually by Hewitt (formerly known as the MCS survey). The 2000 survey included the following mass-merchandising companies: Ames Department Stores, Consolidated Stores, K-Mart Stores, Target Stores, Garden Ridge, Shopko Stores, Ross Stores, TJX Companies, Value City and Wal-Mart Stores. For the past eleven years, the Company has used this well-known peer-group annual salary survey when reviewing and establishing the Company's executive compensation policies. Because the Company uses this survey for executive compensation comparison, and because the Company ties executive compensation directly to Company performance, the same peer group survey, with the exception of those companies that are not publicly traded (and for which stock comparison data is therefore unavailable), is used for Company performance comparison purposes.

     Please explain the Company's annual cash bonus program.

     The Company's annual cash bonus program for the executive officers makes up the short-term incentive component of the executive officers' cash compensation. The payment of annual cash bonuses is based on both objective and subjective criteria. All full-time employees are eligible to receive a cash bonus.

     Objective criteria for executive officers and corporate office employees include actual earnings improvement goals established by the CGC Committee at the end of the prior fiscal year. The Company uses earnings improvement for determining target goals for the executive officers' variable pay for two primary reasons: first, it is a defined measure of total Company performance; and second, it is a measure that can be easily identified and reviewed by shareholders. The objective criteria for field-based employees are primarily based upon store performance.

     In order for an executive officer or corporate office employee to receive a cash bonus under the cash bonus program effective for 2000, the Company had to meet CGC Committee-established earnings improvement goals, each exceeding the prior year's performance. For executive officers, if the Company reached the "target" goal, which was considered by the CGC Committee to be challenging, then 25% of salary was to be awarded to each executive officer as a cash bonus. If the Company reached the "stretch" goal, which was considered by the Committee to be extremely challenging, then 75% of salary was to be awarded to each executive officer as a cash bonus. The percentage of salary awarded for earnings performance falling between the "target" and "stretch" goals is on a graduated scale (from 26% of salary to 74% of salary) commensurate with the earnings improvement over the prior year.


     Subjective performance criteria include the results of each employee's annual performance and productivity improvement reviews. Each employee's performance is reviewed pursuant to the Company's Performance Review Process. The Performance Review Process is a comprehensive program that focuses on total performance improvement by concentrating on development goals that tie to performance improvement areas identified in the performance review. Development goals emphasize skill enhancement, leadership development, performance improvement and career goal aspirations of employees. Performance goals focus on the key results required to actively pursue the Company's mission. Development and performance goals are set annually for each management employee with the employee's supervisor, and the payment of an annual bonus is dependent upon the employee achieving his/her individual goals. That is, Company performance is not the sole criterion by which an employee's annual cash bonus payout is determined. Two factors determine whether an employee receives an annual cash bonus: (a) the Company must achieve an established earnings goal; and (b) the individual must achieve a satisfactory performance evaluation based upon the above-described Performance Review Process factors. Therefore, equal weight is given to each of these factors.

     Based on performance during 2000, executive officers will not receive a cash bonus in 2001. Executive officers received 46% of their annual salaries as cash bonuses in 1999.

     Please explain the Company's Employee Stock Incentive Program.

     The Company grants non-qualified stock options under the 1998 Stock Incentive Plan. Stock options are awarded to the executive officers, department directors, field management (including store managers and assistant store managers) and other personnel considered to be in key positions, as approved by the CGC Committee. The Company uses stock options as an incentive for outstanding performance and to encourage stock ownership.

     Executive officers, department directors and other key employees receive "performance-accelerated" stock options with annual accelerated-vesting schedules tied to the achievement of corporate performance goals (as measured by earnings improvement) and individual performance goals (as measured by the Performance Review Process).

     In 2000, because the Company did not meet its stock option program performance goals, the eligible employees did not vest on an accelerated basis in the options under this program. In 1999, each eligible employee vested in the maximum number of options, which could vest on an accelerated basis under this program because (1) the Company met its stock option program earnings goals and
(2) each eligible employee achieved his or her previously established performance goals.

     What is a "performance-accelerated" stock option?

     To further encourage outstanding performance, the CGC Committee adopted a compensation program that ties the acceleration of stock option vesting to earnings goals. Each eligible employee receives stock option grants with a nine-and-one-half year vesting schedule. However, if the eligible employee meets his/her individual goals and the Company meets or exceeds its established
                           ---
earnings goal, then the stock option grant tied to that goal will vest on an accelerated basis.

     How does the Company determine how many stock options to grant?

     In determining the number of the shares subject to stock options granted to the employees eligible to participate in the stock incentive plans, the CGC Committee takes into account the employees' scope of accountability, their strategic and operational responsibilities and competitive compensation data.

     How does the Company encourage officers to own Company stock?

     The CGC Committee established a stock option program called the Stock Plus Program. This program, which is composed of option grants under the 1993
Employee Stock Incentive Plan, the 1995 Employee Stock Incentive Plan and the 1998 Stock Incentive Plan, awards executive officers and other key employees, as determined by the CGC Committee, additional stock options as an incentive for meeting Company stock ownership targets. Stock ownership targets are generally equal to at least two-and-one-half times salary and must be maintained for at least a year prior to receiving a Stock Plus grant. The Chief Executive Officer is required to maintain ownership of four times his salary to be eligible to participate in this program. In 2000 and 1999, each executive officer vested in the maximum number of Stock Plus Program options.

     How is the Chief Executive Officer compensated?

     As with the other executive officers, the CEO's compensation reflects the Company's increasing emphasis on tying compensation to both short-term and long-term performance. When determining the CEO's salary, the CGC Committee considers the CEO's prior-year performance and expected future contributions to the Company as well as peer-industry survey results published annually. The CEO's annual salary for 2000 was 4% lower than the median of the industry comparison group. The CEO did not receive an increase in his annual salary in 2000.

     The CGC Committee believes the CEO should have some compensation at risk in order to encourage performance that maximizes shareholder return; therefore, it has created a significant opportunity for additional compensation through performance-accelerated incentives. The performance-accelerated compensation for which the CEO is eligible takes the form of both short-term and long-term incentives. Like other executive officers, the CEO is eligible for a cash bonus (the short-term incentive component) based on the attainment of individual goals and Company earnings improvement goals. Also like other executive officers, the CEO is eligible for Stock Incentive Program non-qualified performance-accelerated stock options and stock-ownership-based Stock Plus Program stock options (the long-term incentive component). The Stock Incentive Program stock options, which have a nine-and-one-half year vesting schedule, can be accelerated to an earlier vesting date if certain CGC Committee-established Company earnings improvement goals and individual performance goals are achieved.

     The CGC Committee believes that in order to maximize the CEO's performance, a substantial portion of the CEO's compensation should be tied directly to overall Company performance. Consistent with this philosophy, the CGC Committee has established a salary for the CEO that is at or below the median for CEOs of the peer-group compensation survey participants and has emphasized the pay-for-performance components of the CEO's total compensation package. When determining the pay-for-performance component of the CEO's compensation package, the CGC Committee takes into consideration prior pay-for-performance awards. The CGC Committee determined that based on the CEO's individual performance and the performance of the Company, it was important to continue its incentive compensation program in a manner that is competitive in the industry and that continues to motivate and reward outstanding performance.

     Under the Company's short-term incentive program (the cash bonus component), the CEO's total possible cash-bonus incentive is 100% of his salary. To be eligible for a cash bonus, the CEO must achieve personal performance goals established by the CGC Committee, and the Company must meet at least one of its earnings improvement goals. If the CEO meets his individual performance goals and the Company meets its CGC Committee-established cash bonus program "target" goal, the CEO will receive a cash bonus equal to 25% of his annual salary. If the CEO's individual goals are met and the CGC Committee-established cash bonus program "stretch" earnings goal is met, then the CEO will receive a cash bonus equal to 100% of his annual salary. The percentage of salary awarded for earnings performance falling between the "target" and "stretch" goals is on a graduated scale (from 26% to 99% of salary) commensurate with the earnings performance.

     Because the Company did not meet the target earnings goal set for 2000, the CEO did not receive a cash bonus that would have been paid in 2001. Because the Company exceeded its "target" earnings goal set for 1999, but did not achieve its "stretch" earnings goal established for awarding cash bonus, the CEO's short-term incentive compensation program rewarded the CEO with a cash bonus (paid in 2000) of 46% of his annual salary.

     The CEO's long-term incentive compensation program for 2000 rewarded the CEO with stock option grants up to approximately three to four-and-one-half times his annual salary. In 2000, because the CGC Committee-established stock option program goals were not met, the CEO will not vest in any shares available in his stock option grants on an accelerated basis.

     The CEO also participates in the Company's Stock Plus program. This program rewards the CEO with additional stock options if he maintains a level of Company stock ownership equal to at least four times his salary.

     How is the Company addressing Internal Revenue Code limits on the deductibility of executive compensation?

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") places a $1,000,000 limit on the amount of certain types of compensation for each of the Company's executive officers that will be considered tax deductible. The Company believes that its stock plans, under which stock option grants were made to the executive officers, comply with the Internal Revenue Service's regulations on the deductibility limit. The Company currently has an agreement with the CEO that will result in the deferral of non-performance-related compensation in excess of the $1,000,000 limit to a year in which the limit would not be exceeded. The Company continues to consider modifications to other compensation programs in light of the Act.

                  William S. Wire, II - Chairman
                  David M. Wilds
                  Dennis C. Bottorff
                  E. Gordon Gee

--------------------------------------------------------------------------------
                          REPORT OF THE AUDIT COMMITTEE
--------------------------------------------------------------------------------

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     During 2000, the Audit Committee of the Board of Directors developed a charter for the Audit Committee (the "Charter"), which was originally adopted by the full Board of Directors on April 24, 2000, and was amended by the Board on November 12, 2001. The complete text of the Charter, which reflects standards set forth in the SEC regulations and New York Stock Exchange rules, is reproduced in Appendix "A" to this proxy statement.

     As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

     1. Serve as an independent and objective body to monitor the Company's internal control system.

     2. Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

     3.   Provide  an  open  avenue  of  communication   among  the  independent
          accountants, financial and senior management, the internal auditing department and the Board of Directors.

     Every member of the Audit Committee is "independent," as that term is defined in the New York Stock Exchange listing standards. (On April 23, 2001, the Board of Directors confirmed Mr. Holland's independence, notwithstanding the Company's business relationship with Fruit of the Loom further described below. See "Transactions with Management; Expenses.") The Audit Committee has implemented procedures to devote the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met four (4) times during 2000.

     In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the Company's independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     With respect to the Company's outside auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP (the Company's independent auditors), matters relating to its independence, including the written disclosures made, and the letter from the Company's independent auditors delivered to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2001, for filing with the Securities and Exchange Commission.

John B. Holland - Chairman
Barbara M. Knuckles
Reginald D. Dickson
James L. Clayton
Barbara L. Bowles


--------------------------------------------------------------------------------
                            COMMON STOCK PERFORMANCE
--------------------------------------------------------------------------------

     As a part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires the Company to prepare a performance graph that compares its cumulative total shareholders' return during the previous five years with a performance indicator of the overall stock market and the Company's peer group. For the overall stock market performance indicator, the Company uses the S&P 500 Index. For the peer group stock market performance indicator, the Company uses the stock market results of the publicly held participants of the compensation survey published by Hewitt used by the CGC Committee when reviewing and establishing the Company's executive compensation policies. See "Report of the Executive Compensation and Corporate Governance Committee of the Board of Directors on Executive Compensation."

                 [GRAPHIC - CHART PLOTTED POINTS LISTED BELOW]



                                                        Cumulative Total Return
                               ------------------------------------------------------------------------
                                 1/96       1/97        1/98         1/99          1/00          1/01

DOLLAR GENERAL CORPORATION      100.00     156.86      289.23       311.16        332.89        384.05
S&P 500                         100.00     126.34      160.34       212.43        234.41        232.30
PEER GROUP                      100.00     126.42      205.62       417.85        502.88        532.64


--------------------------------------------------------------------------------
               SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING
--------------------------------------------------------------------------------

     The 2002 annual meeting of shareholders will be held on June 3, 2002. Shareholder proposals intended for presentation at the 2002 annual meeting of shareholders must be received by Larry K. Wilcher, General Counsel and Corporate Secretary, at 100 Mission Ridge, Goodlettsville, Tennessee 37072-2170 not later than March 15, 2002 for inclusion in the proxy statement and form of proxy relating to that meeting. All such proposals must be in writing and mailed by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

--------------------------------------------------------------------------------
             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Section 16(a) of the 1934 Act and the disclosure requirements of Item 405 of Regulation S-K of the Rules and Regulations of the SEC require the Company's executive officers and directors, and any person who owns more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the applicable market or exchange upon which the Company's shares are listed and the Company. Based solely on the Company's review of copies of such forms it has received and based on written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all its officers, directors and greater-than-ten-percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2000.

--------------------------------------------------------------------------------
                            PEOPLE WITH DISABILITIES
--------------------------------------------------------------------------------

     If you are disabled and would like to participate in the Annual Meeting, the Company can provide reasonable assistance. Please write to the Corporate Secretary at least two weeks before the Annual Meeting.

--------------------------------------------------------------------------------
                          CONDUCT OF THE ANNUAL MEETING
--------------------------------------------------------------------------------

     The Company is not currently aware of any business to be acted upon at the Annual Meeting other than the three matters described herein. Under Tennessee law, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the shareholders. If such other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

     The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Board of Directors has decided that the Annual Meeting will be conducted in accordance with the American Bar Association's "Handbook for the Conduct of Shareholders' Meetings" published in 2000, including the supplemental rules thereto. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

--------------------------------------------------------------------------------
                            METHOD OF COUNTING VOTES
--------------------------------------------------------------------------------

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted as present for purposes of determining a quorum, but will not be counted as votes in favor of or against a particular proposal. If a broker or nominee holding shares in "street" name indicates on the proxy that it does have discretionary authority to vote on a particular matter, those shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

--------------------------------------------------------------------------------
                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

Change in Independent Accountant

     On September 14, 2001, Dollar General Corporation (the "Company") dismissed Deloitte & Touche LLP ("Deloitte & Touche") as its independent accountant. The Company's decision was approved by both the Audit Committee of the Board of Directors and by the Company's Board of Directors. Deloitte & Touche's reports on the Company's financial statements for fiscal years 1998 and 1999 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche has not issued an audit report on any of the Company's financial statements since January 28, 2000, the Company's 1999 fiscal year end.

     Also on September 14, the Company retained the services of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as its new independent accountant to audit the Company's financial statements. The retention of PricewaterhouseCoopers was recommended by the Audit Committee and approved, by resolution, by the Board. PricewaterhouseCoopers orally consented to serve as the Company's independent accountant.

     On September 20, 2001, prior to the Company's announcement of its retention of PricewaterhouseCoopers in a Form 8-K, PricewaterhouseCoopers resigned as the Company's independent accountant because of an irreconcilable conflict of interest that was previously unknown to the PricewaterhouseCoopers representatives associated with the Dollar General engagement. PricewaterhouseCoopers has advised the Company that its resignation was not related in any respect to the matters on which the Company consulted with PricewaterhouseCoopers prior to its engagement to serve as the Company's independent accountant, or any matter respecting the Company that came to its attention subsequent to its retention.

     Neither the Audit Committee nor the Company's Board of Directors have been provided information relating to the nature of PricewaterhouseCoopers' conflict. As a result, the Audit Committee and the Board were not in a position to recommend or to approve or disapprove of PricewaterhouseCoopers' resignation.

     PricewaterhouseCoopers has never issued any opinion on the Company's financial statements.

     On September 21, 2001, Ernst & Young LLP ("Ernst & Young") advised the Company that it was prepared to serve as the Company's independent accountant, subject to the completion of certain acceptance procedures which it expected to successfully conclude. On October 5, 2001, the Company retained Ernst & Young as the Company's independent accountants. The retention of Ernst & Young was recommended by the Audit Committee and approved by the Board of Directors of the Company.

     Disagreement with Prior Independent Accountant -- Deloitte & Touche

     During the Company's two most recent fiscal years and through the date of this report, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused it to make reference to the subject matter of the disagreement in its report on the Company's financial statements, provided however:

     In the course of preparing to restate its financial statements for fiscal years 1998 and 1999, as well as revising the previously released unaudited financial information for fiscal year 2000 (collectively, the "Restatements"), the Company has more closely examined its previous accounting practices with regard to certain synthetic lease facilities entered into in 1997 and 1999 with respect to its use and occupancy of certain real property, including approximately 400 stores, two of the Company's distribution centers and the Company's corporate headquarters in Goodlettsville, Tennessee (the "Synthetic Leases"). After review and consultations with outside accountants from KPMG LLP, the Company has determined that its previous treatment of the Synthetic Leases as operating leases for accounting purposes was in error. The Company has therefore restated its financial statements to treat these leases as capital leases. The Company and representatives from KPMG LLP, as well as the Audit Committee of the Board of Directors, through its representatives, have discussed the subject of the accounting treatment for Synthetic Leases with Deloitte & Touche. At the time of its termination, Deloitte & Touche had expressed the view that it had not been provided sufficient information by the Company to conclude that the Company's previous treatment of Synthetic Leases as operating leases was in error.

     Disagreement with Prior Independent Accountant -- PricewaterhouseCoopers

     During the Company's two most recent fiscal years and through the date of this report, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference to the subject matter of the disagreement in its report on the Company's financial statements.

     Other Reportable Events -- Deloitte & Touche

     During the Company's two most recent fiscal years and through the date of this report, there were no "reportable events," by Deloitte & Touche, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, provided however:

     As  discussed  in  further  detail in our Annual  Report on Form 10-K,  the
Company and the Audit Committee of the Board of Directors became aware of certain accounting issues that have caused the Company to restate its financial statements. Following a report from the Company to Deloitte & Touche in April 2001 on its discovery of these issues, Deloitte & Touche gave the Company notice as provided under Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act") that such issues may have included "illegal acts" as that term is defined in the Exchange Act. The Audit Committee of the Board of Directors conducted an investigation of these matters, assisted by its outside counsel, Dechert Price & Rhoads, and the independent accounting firm Arthur Andersen LLP, in order to assure that the Audit Committee was adequately informed with respect to the issues raised by the Restatements. On the Audit Committee's recommendation and with the Board of Directors' approval, the Company has implemented certain appropriate interim remedial actions in response to the matters included in the Audit Committee's review.

     In connection with these events, Deloitte & Touche has informed the Company that information has come to its attention that, if further investigated, (i) may materially impact the fairness or reliability of its previously issued audit reports and the underlying financial statements as well as the financial statements to be issued for the Company's 2000 fiscal year; (ii) may cause it to be unwilling to rely on the representations of certain members of management; and (iii) due to Deloitte & Touche's dismissal, it will be unable to conduct such further investigation or resolve these issues to its satisfaction.

     Other Reportable Events -- PricewaterhouseCoopers

     During the Company's two most recent fiscal years and through the date of this report, there were no "reportable events," by PricewaterhouseCoopers, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     Authorization to Respond to Successor Independent Accountant

     The Company has authorized Deloitte & Touche and PricewaterhouseCoopers to respond fully to the inquiries of Ernst & Young concerning these issues.

     Consultations with Independent Accountant -- PricewaterhouseCoopers

     Prior to its retention as the Company's independent accountant, PricewaterhouseCoopers was engaged as accounting consultants by counsel for the Company advising a special committee of the Board of Directors with respect to certain shareholder derivative lawsuits currently pending against the Company and several current and former members of its Board of Directors and management. In connection with this engagement, counsel directed PricewaterhouseCoopers to consult with Company personnel regarding the appropriate accounting treatment for the Synthetic Leases. In oral communications, PricewaterhouseCoopers provided the special committee a preliminary view, based on information made available to it by the Company, that the Synthetic Leases should be treated as capital leases for accounting purposes. The Company's consultation with Deloitte & Touche on the subject of the accounting treatment for Synthetic Leases and Deloitte & Touche's views thereon are discussed above under the caption "Disagreement with Prior Independent Accountant."

     In addition, in connection with its work relating to the shareholder derivative litigation, counsel directed PricewaterhouseCoopers to consult with
Company  personnel  on  the  application  of  the  accounting  standards  to the valuation of certain deferred state income tax liabilities. PricewaterhouseCoopers, in oral communications, gave the special committee its preliminary views that the applicable accounting standards require the Company to determine deferred income tax liabilities using differentiated rates as opposed to a consolidated tax rate. After review and consultations with KPMG LLP and taking into account the oral observations received from PricewaterhouseCoopers, the Company has restated its financial statements accordingly. The Company did not consult with Deloitte & Touche on this subject.

     Other than with respect to the two preceding matters, the Company has not consulted with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     PricewaterhouseCoopers was not requested to and did not perform an engagement under Statement on Auditing Standards No. 50 with respect to either consultation.

     Consultations with Independent Accountant -- Ernst & Young

     During the two most recent fiscal years and during the current fiscal year prior to their engagement as the Company's independent accountants, the Company consulted with Ernst & Young on various tax related matters which, the Company has been advised by Ernst & Young, did not involve matters that are the subject of Item 304(a)(2)(i) or (ii) of Regulation S-K.

     Restatement and Appearance of Auditors

     For reasons set forth in detail in the Company's accompanying Annual Report on Form 10-K, the Company is restating by means of that Report its audited financial statements for fiscal years 1998 and 1999. The Company's audited financial results for fiscal year 2000 also restate the unaudited financial information for the fiscal year 2000 that had been previously released by the Company. The Company was assisted in these efforts by the accounting firm of Ernst & Young, which audited the restated financial statements for fiscal years 1998 and 1999 and the financial statements for fiscal year 2000. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

     Accounting Fees

     The Company has been billed $3,831,790 for professional services provided by Ernst & Young relating to its audit of the Company's financial statements for the 1998, 1999 and 2000 fiscal years. The following table sets forth amounts billed to the Company by Ernst & Young for audit work relating to the audit of the Company's financial statements for the 2000 fiscal year, and for other services rendered attributable to such year.

Services Provided                                        Fee Amount
--------------------------------------------------------------------------------
Audit Fees................................               $1,277,000
All Other Fees............................                   96,011
Total.....................................               $1,373,011
--------------------------------------------------------------------------------


     The following table sets forth amounts billed to the Company by Deloitte & Touche for audit work relating to the Company's financial statements for the 2000 fiscal year and review of the Company's fiscal 2000 interim financial statements ("Audit Fees"), and for other services rendered during such year.


Services Provided                                        Fee Amount
--------------------------------------------------------------------------------
Audit Fees................................                $237,800
All Other Fees............................                 487,691
Total.....................................                $725,491
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
--------------------------------------------------------------------------------

     The Securities and Exchange Commission ("SEC") has issued a new rule that became effective December 4, 2000 regarding the delivery of proxy statements and information statements to households. This rule is intended to complement a previously issued ruling on the delivery of disclosure documents to households issued December 20, 1999. Together these rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address. In accordance with that rule, Dollar General Corporation began "householding" all annual reports and proxy and information statements effective January 1, 2002.

     If you are a registered shareholder and you choose not to have your annual reports and proxy and information statements sent to a single household address as described above, you must "opt-out" by marking the designated box on the enclosed proxy card. If you choose to "opt-out" of the householding program at a future date, please write to Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072 or call us at (615) 855-4000. We will cease householding your annual reports and proxy and information statements within 30 days after receiving your request. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be "householded" until you notify us otherwise. You may also contact us at the above address and telephone number if you are a registered shareholder subject to householding and would like to receive a separate copy of this proxy statement and the Company's consolidated Annual Report and Annual Report on Form 10-K. We will deliver such materials promptly upon receipt of your request.

     If you own your Dollar General stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

     The cost of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited personally and by mail, telephone or telegraph, by officers, directors and regular employees of the Company, without extra compensation. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. The Company has retained Morrow & Co., Inc. to solicit proxies in connection with the Annual Meeting, for which services the Company expects to pay $5,000 plus disbursements. Proxies may be voted by returning the printed proxy card, or by voting via telephone or Internet. For more information about how to vote your proxy, please see the instructions on your proxy card.

     The Board of Directors is not aware of any matter to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matter properly comes before the Annual Meeting for action, proxies will be voted on such matter in accordance with the best judgment of the persons named as proxies. Each shareholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by giving the Secretary of the Company written notice of such revocation.

     The Company's consolidated Annual Report and Annual Report on Form 10-K is being mailed to shareholders with this proxy statement.

--------------------------------------------------------------------------------
          Whether or not you expect to be physically present at the Annual Meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or you may sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States.
--------------------------------------------------------------------------------

                                                                      Appendix A

                           DOLLAR GENERAL CORPORATION
                               BOARD OF DIRECTORS
                             AUDIT COMMITTEE CHARTER


I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the
Corporation's systems of internal controls regarding finance, accounting, and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     o    Serve  as  an   independent   and  objective   party  to  monitor  the
          Corporation's internal control system.

     o Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     o    Provide  an  open  avenue  of  communication   among  the  independent
          accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Audit Committee shall be considered independent if they have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. Examples of such relationships include:

     o a director being employed by the Corporation or any of its affiliates for the current year or any of the past five years;

     o a director accepting any compensation from the Corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan;

     o a director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Corporation or any of its affiliates as an executive officer;

     o a director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments that are or have been significant to the Corporation or business organization in any of the past five years;

     o a director being employed as an executive of another company where any of the Corporation's executives serves on that company's compensation committee.

A director who has one or more of these relationships may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Corporation and its shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

Each member of the Committee shall be financially literate and must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or must become able to do so within a reasonable period of time after appointment to the Committee.

At least one member of the Committee shall have related financial expertise, and must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in that individual's financial sophistication. Such experience may include being or having been a chief executive officer, chief financial officer or other senior officer with financial reporting oversight responsibilities.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the organization's annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review with financial management and the independent accountants the Form 10-Q prior to its filing.

4. Review the regular internal reports to management prepared by the internal auditing department and management's response.

Independent Accountants

5. Recommend to the Board of Directors the selection of the independent accountants (which firm is ultimately accountable to the Audit Committee and the Board), considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

8. Obtain from the independent accountants assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

9. Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

Financial Reporting Processes

10. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

11. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

12. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

13. Prepare the report required by the rules of the Securities and Exchange Commission to be included with the Corporation's annual proxy statement, including, but not limited to, whether the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Process Improvement

14. Establish regular and separate reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

15. Following completion of the annual audit, review separately with management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

16. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

17. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

18. Review the Corporation's business interruption/disaster recovery program and provide oversight that management applies the program in a manner consistent with business functions.

Ethical and Legal Compliance

19. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

20. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and review management's system of ensuring that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

21. Review activities, organizational structure, and qualifications of the internal audit department.

22. Review, with the Corporation's General Counsel, legal matters that could have a significant impact on the organization's financial statements.

23.  Perform  any  other   activities   consistent   with  this   Charter,   the
     Corporation's By-Laws and governing law, as the Committee or the Board deems necessary or appropriate.

     While the Audit Committee has the responsibilities and duties set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Corporation's Code of Ethical Conduct.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 20, 2002


The Annual Meeting of Shareholders (the "Annual Meeting") of Dollar General Corporation (the "Company") will be held in the Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee on February 20, 2002 at 10:00 a.m. local time for the purposes stated on the reverse side.

Only shareholders of record at the close of business on January 11, 2002, are entitled to notice of and to vote at the Annual meeting. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.


                                         By order of the Board of Directors,


                                         Larry K. Wilcher
                                         General Counsel and Corporate Secretary


--------------------------------------------------------------------------------
Whether or not you expect to be physically present at the Annual Meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.
--------------------------------------------------------------------------------


                           DOLLAR GENERAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated January 14, 2002, and hereby appoints Cal Turner and Larry K. Wilcher, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Dollar General Corporation to be held on February 20, 2002, at 10:00 a.m. local time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

--------------------------------------------------------------------------------

[GRAPHIC - LOGO - DOLLAR GENERAL CORPORATION]

DOLLAR GENERAL CORPORATION
PROXY SERVICES
P. O. BOX 9142
FARMINGDALE, NY 11735-9769

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dollar General Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS      DOLLAR      KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


DOLLAR GENERAL CORPORATION

Proposal 1 - Election of Directors

1. To elect ten directors to serve until the next Annual Meeting and until their successors are elected and qualified:

          01) Dennis C. Bottorff,  02) Barbara L. Bowles,  03) James L. Clayton,
          04) Reginald D. Dickson,  05) E. Gordon Gee,  06) John B. Holland,
          07) Barbara M. Knuckles, 08) Cal Turner,  09) David M. Wilds, and
          10) William S. Wire, II


For    Withold   For all    To withhold authority to vote, mark "For All Except"
All      All     Except     and write the nominee's number on the line below

[  ]    [  ]      [  ]      ----------------------------------------------------


Vote On Proposals

Proposal 2 - To consider and act upon
 one shareholder proposal regarding equal employment opportunity information

                                                    For      Against    Abstain

                                                    [  ]      [  ]        [  ]


Proposal 3 - Ratification of the appointment of Ernst & Young LLP as independent public accountants

                                                    For      Against    Abstain

                                                    [  ]      [  ]        [  ]


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Signature (PLEASE SIGN WITHIN BOX)  Date       Signature (JOINT OWNERS)  Date